The Lincoln National Life Insurance Company

("the Company")

Extension of Maturity Date Amendment

Insured(s): JANE DOE
Policy Number: VUL1234567890
Effective Date: November 20, 2020

This offer to extend Your Maturity Date is optional. You are under no obligation to accept this offer.

This Amendment is a part of the Policy (the "Policy") to which it is attached and takes effect on the Effective Date shown above. Except as provided below, this Amendment is subject to the terms and conditions of the Policy. This Amendment and all rights under it will terminate upon termination of the Policy. References to "You" or "Your" means the Owner(s) of the Policy.

This Amendment provides that the original Maturity Date in the Policy will be extended. Any Policy Benefit or Maturity Value will not be paid on the original Maturity Date and this Amendment will provide for an "Extended Maturity Date". For purposes of this Amendment, the Extended Maturity Date will be the earlier of the date You surrender the Policy or the date of death of the Insured, or the surviving Insured if Your Policy is a survivorship policy.

If the policy is in force at the original maturity date the following changes will occur:

1.  The Death Benefit will be equal to the Maturity Value (may also be defined as "Policy Value" or "Cash Value" in accordance with the original Maturity Date provisions in Your Policy) less Indebtedness/Debt;

2.  No further deductions for Policy charges, including charges for Cost of Insurance, will be taken;

3.  Interest will continue to be credited to Policy values;

4.  No further premium payments will be accepted, except for loan repayments;

5.  Any Separate Account/Variable Account value will be transferred to the Fixed Account;

6.  Policy loans may continue to be taken and policy loan interest will accrue on any new or existing loans as stated in Your Policy;

7.  Any new loan will be taken from the Fixed Account;

8.  All riders and endorsements attached to Your Policy will continue according to the terms and conditions of each rider and/or endorsement attached to Your Policy.

The Policy may not qualify as life insurance after the Maturity Date. The Policy may be subject to tax consequences. Before You sign and return this Amendment to Us you should consult a tax advisor.

President

If the signed Amendment is not received by the Company by its Effective Date, it will be void.

Dated this ________ day of __________________________.

  (month)   (year)

_______________________________________ ______________________________________________

Assignee, if any  Insured

_______________________________________ ______________________________________________

Other Required Signatures  Owner, if other than Insured